Exhibit 99.1

EXCERPTS FROM PRELIMINARY OFFERING CIRCULAR
DATED NOVEMBER 13, 2013
RECENT DEVELOPMENTS
Pending Acquisition of Dakota Growers Pasta Company. On September 15, 2013, we entered into a stock purchase agreement with Viterra Inc., a wholly-owned subsidiary of Glencore Xstrata plc., to acquire from Viterra all of the stock of Agricore United Holdings, Inc. (“Agricore”), for $370 million in cash, on a debt-free, cash-free basis, subject to a working capital adjustment. Agricore is the parent company of Dakota Growers Pasta Company, Inc., a manufacturer of dry pasta for retail and institutional markets (which we refer to as “Dakota Growers”). As part of the acquisition, we also will acquire the durum wheat inventory held by Viterra for the Dakota Growers business.
For the twelve months ended July 31, 2013, we estimate that standalone Dakota Growers generated net sales of $288.6 million and Adjusted EBITDA of $42.3 million. These estimates are based on available monthly financial data derived from Dakota Growers’ books and records, and the above estimates reflect performance under Dakota Growers’ prior parent company and may not be indicative of the operating results that can be obtained under our cost structure. The monthly financial data has not been audited or reviewed by our independent auditor or any other auditors.   As a condition to closing the acquisition of Dakota Growers, we will receive audited financial statements of the Dakota Growers business, and the results reflected in those financial statements may vary from the estimates provided above. In addition we made adjustments to the prior management prepared financial statements to reflect additional estimated costs identified during our due diligence procedures. Dakota Growers’ future performance or results as a subsidiary of Post may be materially different from past performance or results. We encourage investors not to place undue reliance on the above estimates.
The closing of the acquisition is subject to various closing conditions, including the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which has been obtained), the receipt by Post of certain audited financial statements for Agricore, the divestiture by Agricore of certain unrelated businesses, as well as other customary closing conditions. In connection with the announcement of the acquisition, we obtained $200 million of committed term loan financing from affiliates of certain of the initial purchasers in this offering. The proceeds of this offering will be used to, among other things, replace this committed term loan financing. (See "Use of Proceeds.") Pursuant to the terms of the stock purchase agreement, we deposited $37 million with a third party escrow agent, which will be credited against the purchase price if the transaction closes. If the closing does not occur, the deposit will be returned to us, unless the closing does not occur due to a breach by us of the stock purchase agreement, in which case it will be payable to Viterra.
We currently expect that the acquisition will occur in January 2014, subject to satisfaction or waiver of all applicable closing conditions. There can be no assurance, however, that all closing conditions will be satisfied and, if they are satisfied, that they will be satisfied in or prior to January 2014 in order for the closing to occur as of such date. The stock purchase agreement may be terminated by the mutual consent of Viterra and Post and under certain other circumstances, including if the closing has not occurred by February 28, 2014. This offering is not contingent upon the consummation of the acquisition of Dakota Growers, and in the event the acquisition does not close, all of the proceeds of this offering would be used for general corporate purposes.
Potential New Secured Credit Facilities. In order to provide us with additional sources of liquidity, including financing for additional acquisition opportunities, we are currently exploring opportunities to enter into new credit facilities. Any such credit facilities, which we would expect to be secured by all or a significant portion of our assets, may include revolving loan facilities, term loan facilities or a combination of revolving and term loan facilities. The amount, and terms and conditions of any such credit facilities, will be subject to market conditions, and there can be no assurance that we will be able to enter into new credit facilities on terms and conditions acceptable to us or that any such new credit facilities will have terms that are as favorable to us as our previous credit facilities. This offering is not contingent on us entering into any new secured credit facilities.

RISK FACTORS
We are currently dependent on third party manufacturers to manufacture products for our Active Nutrition segment. Our business could suffer as a result of a third-party manufacturer’s inability to produce our products for us on time and to our specifications.
Our Active Nutrition segment does not own or operate any manufacturing facilities, and therefore we rely on independent third parties for the manufacture of this segment’s products, such as protein bars and shakes. The Active Nutrition segment’s business could be materially affected if we fail to develop or maintain our relationships with these third parties, if these parties fail to comply with governmental regulations applicable to the manufacturing of our products, or if one of these third parties ceases doing business with us or goes out of business. Additionally, we cannot be certain that we will not experience operational difficulties with these third-party manufacturers, such as increases in manufacturing costs, reductions in the availability of production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines. The inability of a third party manufacturer to ship orders in a timely manner, in desirable quantities or to meet our safety, quality and social compliance standards or regulatory requirements could have a material adverse impact on our business.
Our pending acquisition of Dakota Growers may not be consummated.
On September 15, 2013, we entered into a stock purchase agreement to acquire Dakota Growers. The closing of the acquisition is subject to various closing conditions, including the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which has been obtained), the receipt by Post of certain audited financial statements for Agricore, the divestiture by Agricore of certain unrelated businesses, as well as other customary closing conditions. We currently expect that the acquisition will occur in January 2014, subject to satisfaction or waiver of all applicable closing conditions. There can be no assurance, however, that all closing conditions will be satisfied and, if they are satisfied, that they will be satisfied in or prior to January 2014 in order for the closing to occur as of such date. The stock purchase agreement may be terminated by the mutual consent of Viterra and Post and under certain other circumstances, including if the closing has not occurred by February 28, 2014. Pursuant to the terms of the stock purchase agreement, we deposited $37 million with a third party escrow agent, which will be credited against the purchase price if the transaction closes. If the closing does not occur, the deposit will be returned to us, unless the closing does not occur due to a breach by us of the stock purchase agreement, in which case it will be payable to Viterra. This offering is not conditioned on the consummation of the acquisition of Dakota Growers, and if the acquisition is not consummated, the proceeds would be available to us for general corporate purposes, which could include, among other things, financing future acquisitions. The proceeds of this offering will not be placed in escrow pending the consummation of the acquisition of Dakota Growers.

SUMMARY HISTORICAL FINANCIAL INFORMATION
The following tables set forth certain summary historical condensed consolidated financial data for each of the fiscal years in the three-year period ended September 30, 2012, for the nine months ended June 30, 2012 and 2013, and for the twelve months ended June 30, 2013. The summary historical financial data set forth below should be read in conjunction with: (i) the sections entitled “Use of Proceeds” and “Capitalization,” each of which are contained elsewhere in this offering circular; (ii) the audited consolidated financial statements and the notes thereto, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC and incorporated by reference in this offering circular; and (iii) the unaudited condensed consolidated financial statements and the notes thereto and the “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained in our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2013, March 31, 2013 and December 31, 2012, each as filed with the SEC and incorporated by reference in this offering circular.
The summary historical condensed consolidated financial data for each of the fiscal years in the three-year period ended September 30, 2012 have been derived from Post’s audited consolidated financial statements. The summary unaudited historical condensed consolidated financial data for the nine months ended June 30, 2012 and 2013 have been derived from Post’s unaudited condensed consolidated financial statements and include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such information. The financial data presented for the interim periods are not necessarily indicative of the results for the full year.
The summary unaudited historical consolidated financial data for the twelve months ended June 30, 2013 were calculated by subtracting the summary historical consolidated financial information for the nine months ended June 30, 2012 from the summary historical consolidated financial information for the year ended September 30, 2012, and then adding the summary historical consolidated financial information for the nine months ended June 30, 2013.

	Year Ended September 30,			Nine Months Ended June 30,		Twelve Months Ended June 30,
	2010	2011	2012	2012	2013	2013
	(In millions)
Statement of Operations Data:
Net sales	$996.7	$968.2	$958.9	$711.7	$742.4	$989.6
Cost of goods sold (1)	(553.7)	(516.6)	(530.0)	(392.9)	(430.0)	(567.1)
Gross profit	443.0	451.6	428.9	318.8	312.4	422.5
Selling, general and administrative expenses (2)	(218.8)	(239.5)	(274.5)	(202.8)	(215.2)	(286.9)
Amortization of intangible assets	(12.7)	(12.6)	(12.6)	(9.4)	(9.9)	(13.1)
Impairment of goodwill and other intangible assets (3)	(19.4)	(566.5)	—	—	—	—
Restructuring expense (4)	—	—	—	—	(3.0)	(3.0)
Other operating expenses, net	(1.3)	(1.6)	(2.7)	(0.6)	(0.9)	(3.0)
Operating profit (loss)	190.8	(368.6)	139.1	106.0	83.4	116.5
Interest expense (5)	(51.5)	(51.5)	(60.3)	(44.2)	(60.0)	(76.1)
Other income (expense)	2.2	(10.5)	1.6	1.6	—	—
Earnings (loss) before income taxes	141.5	(430.6)	80.4	63.4	23.4	40.4
Income tax (provision) benefit	(49.5)	6.3	(30.5)	(24.3)	(7.3)	(13.5)
Net earnings (loss)	92.0	(424.3)	49.9	39.1	16.1	26.9
Preferred stock dividends	—	—	—	—	(3.1)	(3.1)
Net earnings (loss) available to common stockholders	$92.0	$(424.3)	$49.9	$39.1	$13.0	$23.8

	Year Ended September 30,			Nine Months Ended June 30,		Twelve Months Ended June 30,
	2010	2011	2012	2012	2013	2013
	(In millions)
Statement of Cash Flow Data:
Depreciation and amortization	$55.4	$58.7	$63.2	$46.9	$54.2	$70.5
Cash provided (used) by:
Operating activities	135.6	143.8	144.0	105.3	66.2	104.9
Investing activities	(24.3)	(14.9)	(30.9)	(22.3)	(187.0)	(195.6)
Financing activities	(112.4)	(132.1)	(57.1)	(1.5)	306.8	251.2
Other Financial Data:
Cash paid for business acquisitions (6)	$—	$—	$—	$—	$169.2	$169.2
Capital expenditures	24.3	14.9	30.9	22.3	17.8	26.4
EBITDA (7)	246.2	(309.9)	202.3	152.9	137.6	187.0
Adjusted EBITDA (8)	260.5	248.9	214.6	161.1	159.5	213.0
Pro Forma Adjusted EBITDA (9)						245.0
Net Debt (as adjusted), as of the last day of the period (10)						960.0
Ratio of Net Debt (as adjusted) to Pro Forma Adjusted EBITDA (11)						3.9x

	September 30,		June 30,
	2011	2012	2013
Balance Sheet Data:
Cash and cash equivalents	$1.7	$58.2	$243.6
Working capital, excluding cash and cash equivalents	(0.7)	25.1	69.2
Total assets	2,723.2	2,732.3	3,081.2
Long-term intercompany debt, including current portion	784.5	—	—
Long-term debt, including current portion (12)	—	945.6	1,039.2
Other non-current liabilities	104.9	129.2	135.7
Total equity	$1,434.7	$1,231.5	$1,484.5
___________

(1)
In the nine months ended June 30, 2013 and 2012 and the years ended September 30, 2012, 2011 and 2010, Post incurred a net pretax loss of $1.3 million, $0.6 million, $0.3 million, $7.1 million and $0.0 million, respectively, on economic hedges which did not meet the criteria for cash flow hedge accounting. For more information, see Note 10 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC and incorporated by reference in this offering circular. Post also incurred $1.3 million of costs recorded in cost of goods sold related to the transitioning of Post into Ralcorp operations during the fiscal year ended September 30, 2010 (see footnote (2) below)

(2)
In the nine months ended June 30, 2013 and 2012 and the years ended September 30, 2012 and 2011, Post incurred $7.6 million, $10.4 million, $12.5 million and $2.8 million, respectively, of costs reported in selling, general and administrative expense related to the separation of Post from Ralcorp and Post’s transition into a separate stand-alone entity. In addition, Post incurred $6.4 million of costs reported in selling, general and administrative expense, related to the transitioning of Post into Ralcorp operations during the fiscal year ended September 30, 2010. For more information, see Note 17 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements, contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC and incorporated by reference in this offering circular.

(3)
For information about the impairment of goodwill and other intangible assets, see “Critical Accounting Policies and Estimates” and Notes 2 and 4 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC and incorporated by reference in this offering circular.

(4)
In April 2013, Post announced management’s decision to close our manufacturing facility located in Modesto, California as part of a cost savings and capacity rationalization effort. The transfer of production capabilities and closure of the facility are expected to be completed by September 2014. See Note 3 of “Notes to Condensed Consolidated Financial Statements” in Post’s unaudited condensed consolidated financial statements contained in Post’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the SEC and incorporated by reference in this offering circular for further discussion of restructuring expenses.

(5)
For periods prior to Post’s separation from Ralcorp on February 3, 2012, interest expense represents intercompany interest expense related to debt obligations assumed by Ralcorp from Kraft in the August 2008 acquisition of Post and other intercompany notes. See Note 12 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC and incorporated by reference in this offering circular for further discussion of intercompany debt. As part of the separation transaction, Post settled all intercompany debt with Ralcorp. At the time of the separation and thereafter, Post has incurred new indebtedness with a book value as of June 30, 2013 totaling approximately $1,039.2 million. See Note 13 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC and incorporated by reference in this offering circular and Note 13 of “Notes to Condensed Consolidated Financial Statements” in Post’s unaudited condensed consolidated financial statements contained in Post’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the SEC and incorporated by reference in this offering circular for further discussion of long-term debt.

(6)
In December 2012, Post completed its acquisition of the assets of Attune Foods, Inc. In May 2013, Post completed its acquisition of certain assets of the Hearthside Food Solutions private label and branded cereal granola and snacks businesses. The amount included in Cash paid for business acquisitions reflects the cash consideration paid for these businesses. See Note 4 of "Notes to Condensed Consolidated Financial Statements" in Post's unaudited condensed consolidated financial statements contained in Post's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the SEC and incorporated by reference in this offering circular for further discussion of business combinations.

(7)
As used herein, “EBITDA” represents operating profit plus depreciation and amortization. We present EBITDA because we consider it to be an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

We believe issuers of “high yield” securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA (which, as derived from operating profit, has not been reduced by interest expense or provision for taxes), is an appropriate supplemental measure of debt service capacity, because cash expenditures on interest are, by definition, available to pay interest and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up. Depreciation and amortization are non-cash charges.
The indenture governing the notes uses EBITDA (with additional adjustments similar to those discussed in footnote (8) below regarding our calculation of “Adjusted EBITDA”) to measure our compliance with covenants such as interest coverage and leverage. Our management also believes EBITDA is an acceptable indicator of our ability to incur and service debt and make capital expenditures. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business.
EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative benchmark measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.
The following table reconciles EBITDA to operating profit for the periods indicated:

	Year Ended September 30,			Nine Months Ended June 30,		Twelve Months Ended June 30,
(in millions)	2010	2011	2012	2012	2013	2013
Operating profit (loss)	$190.8	$(368.6)	$139.1	$106.0	$83.4	$116.5
Depreciation and amortization	55.4	58.7	63.2	46.9	54.2	70.5
EBITDA	$246.2	$(309.9)	$202.3	$152.9	$137.6	$187.0

(8)
We present Adjusted EBITDA as a further supplemental measure of our performance and ability to service debt. We prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items that are non-cash items, unusual items which we do not expect to recur or continue at the same level or other items which we do not believe to be reflective of our ongoing operating performance. We have also included in our preparation of Adjusted EBITDA an adjustment for additional costs we estimated we would have incurred if we would have been a stand-alone company during the periods prior to our separation from Ralcorp. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA, including the fact that we may calculate Adjusted EBITDA differently than other companies in our industry. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following table reconciles EBITDA to Adjusted EBITDA for the periods indicated:

	Year Ended September 30,			Nine Months Ended June 30,		Twelve Months Ended June 30,
(in millions)	2010	2011	2012	2012	2013	2013
EBITDA	$246.2	$(309.9)	$202.3	$152.9	$137.6	$187.0
Stock compensation (a)	1.9	1.1	4.5	2.2	7.9	10.2
Retention and severance costs (b)	0.3	—	0.9	0.9	—	—
Transition and integration costs (c)	7.7	—	—	—	—	—
Intangible asset impairment (d)	19.4	566.5	—	—	—	—
Impact of mark-to-market accounting for economic hedges (e)	—	7.1	0.3	0.6	1.3	1.0
Intercompany servicing fees (f)	—	(3.7)	(0.8)	(0.8)	—	—
Separation costs (g)	—	2.8	12.5	10.4	7.6	9.7
Inventory revaluation adjustment on acquired business (h)	—	—	—	—	1.4	1.4
Public company costs (i)	(15.0)	(15.0)	(5.1)	(5.1)	—	—
Restructuring and plant closure costs (j)	—	—	—	—	3.0	3.0
Acquisition related transaction costs (k)	—	—	—	—	0.7	0.7
Adjusted EBITDA	$260.5	$248.9	$214.6	$161.1	$159.5	$213.0

(a)	Represents non-cash expenses related to stock-based compensation.

(b)
Represents non-recurring retention expense for certain Post employees to ensure continuity during the transition/integration of the Post business from Kraft into Ralcorp and for the separation of Post from Ralcorp. Also includes severance for job eliminations triggered by the spin-off from Ralcorp.

(c)
Represents certain expenses incurred to transition and integrate the Post business into Ralcorp after the acquisition from Kraft, including costs to decouple Post assets from Kraft and to develop stand-alone information systems and independent sales, logistics and purchasing functions.

(d)
For the fiscal year ended September 30, 2010, represents a non-cash expense for the impairment of certain trademark intangible assets. For the fiscal year ended September 30, 2011, represents a non-cash expense for the impairment of goodwill and certain trademark intangible assets. For more information about these expenses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates,” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC and incorporated by reference in this offering circular and Notes 2 and 4 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC and incorporated by reference in this offering circular.

(e)
Represents a non-cash expense for mark-to-market adjustments on economic hedges. For more information, see Note 10 of “Notes to Consolidated Financial Statements” in Post’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC and incorporated by reference in this offering circular.

(f)	Represents intercompany servicing fees from an accounts receivable securitization program that did not continue after Post’s separation from Ralcorp.

(g)	Represents certain expenses incurred to effect the separation of Post from Ralcorp and to support Post’s transition into a separate stand-alone entity.

(h)	Represents the profit impact of inventory basis step-up related to business combinations.

(i)
Represents additional costs we estimate we would have incurred had we been a stand-alone company for the duration of the periods presented, consisting primarily of executive office costs, incremental costs to perform core corporate support functions, independent board of director fees and costs and external and internal audit costs. We estimated that these costs (excluding non-cash components) would have been approximately $15.0 million per year and have used $15.0 million in our calculation of Adjusted EBITDA for each applicable fiscal year shown in the table above.

(j) Represents certain plant closure related expenses associated with the closing of the Modesto, California facility as part of a cost savings and capacity rationalization effort. The transfer of production capabilities and closure of the facility is expected to be completed by September 2014.
(k) Represents acquisition related professional service fees associated with the signed and closed business combinations.

(9)
We present Pro Forma Adjusted EBITDA as a further supplemental measure of our performance and ability to service debt. We prepare Pro Forma Adjusted EBITDA by further adjusting Adjusted EBITDA to give effect to our acquisition of certain assets of the Hearthside Business and the Premier Business as if those acquisitions had occurred on July 1, 2012, by adding management’s estimate of the Adjusted EBITDA for each of the businesses (based on the monthly financial statements that were prepared by their respective prior management), as follows:

•The Hearthside Business was acquired on May 28, 2013. Our financial results for the 12 month period ending June 30, 2013 includes one month of financial results related to this acquisition. The adjustments to Pro Forma Adjusted EBITDA for the twelve month period ending June 30, 2013 include management’s estimate of the pre-acquisition Adjusted EBITDA of the Hearthside Business for July 1, 2012 through May 27, 2013. Because the financial statements for the assets that comprised the Hearthside Business did not include an allocation of taxes or interest expense, Adjusted EBITDA for the Hearthside Business was calculated as net income plus depreciation and amortization, without further adjustment.
•The Premier Business was acquired on September 1, 2013. The adjustments to Pro Forma Adjusted EBITDA for the twelve month period ending June 30, 2013 include management’s estimate of the pre-acquisition Adjusted EBITDA of the Premier Business for July 1, 2012 through June 30, 2013, including adjustments to remove certain non-recurring compensation and transaction related costs.
Management’s estimates of the Adjusted EBITDA for the Hearthside Business and the Premier Business are based on the monthly financial statements for those businesses that were prepared by their respective prior management and do not include any contributions from synergies or cost savings management expects to achieve in the future. These monthly financial statements have not been audited or reviewed by our independent auditors or any other accounting firm. Investors should be aware that these measures are not entirely comparable to our measure of EBITDA or Adjusted EBITDA. Pro Forma Adjusted EBITDA has not been prepared in accordance with the requirements of Regulation S-X or any other securities laws relating to the presentation of pro forma financial information. Pro Forma Adjusted EBITDA and the related ratio are presented for information purposes only and do not purport to represent what our actual financial position or results of operations would have been if the acquisitions had been completed as of an earlier date or that may be achieved in the future.  Pro Forma Adjusted EBITDA does not include any contribution from, or otherwise adjust for, our pending acquisition of Dakota Growers.
The following table reconciles Adjusted EBITDA to Pro Forma Adjusted EBITDA for the period indicated:

Twelve Months Ended
(in millions)	June 30, 2013
Adjusted EBITDA	$213.0
Hearthside Business Adjusted EBITDA(a)	15.3
Premier Business Adjusted EBITDA(b)	16.7
Pro Forma Adjusted EBITDA	$245.0

(a)
Adjustment gives effect to the acquisition of the Hearthside Business, which was consummated on May 28, 2013, as if such acquisition had occurred on July 1, 2012, by including management’s estimate of the Adjusted EBITDA of the Hearthside Business for the period from July 1, 2012 through May 27, 2013. This estimate does not include any contributions from synergies or cost savings management expects to achieve in the future.

(b)
Adjustment gives effect to the acquisition of the Premier Business, which was consummated on September 1, 2013, as if such acquisition had occurred on July 1, 2012, by including management’s estimate of the Adjusted EBITDA of the Premier Business for the period from July 1, 2012 through June 30, 2013, including adjustments to remove certain non-recurring compensation and transaction related costs. This estimate does not include any contributions from synergies or cost savings management expects to achieve in the future.

(10)
Net Debt (as adjusted) is defined as (a) the aggregate principal amount of our long term debt of $1,825.0 million less (b) cash and cash equivalents of $865.0 million, in each case after giving effect to the offering of the notes hereby, our July 18, 2013 offering of 2022 notes and the termination of our revolving credit facility on July 18, 2013 as if each had occurred on June 30, 2013 and, in the case of cash and cash equivalents, also giving effect to an estimated $7.0 million of financing expenses for this offering, $5.8 million of financing expenses for our July 18, 2013 offering of 2022 notes and the $185.9 million of consideration for the purchase of the Premier Business as if the purchase had occurred on June 30, 2013. Net Debt does not give pro forma effect to, or include any adjustment for, our pending acquisition of Dakota Growers.

(11)
Ratio of Net Debt (as adjusted) to Pro Forma Adjusted EBITDA represents the ratio of our Net Debt (as adjusted) as of June 30, 2013 (calculated as described above in footnote (10)) to our Pro Forma Adjusted EBITDA for the twelve months ended June 30, 2013 (calculated as described in footnote (9)). Ratio of Net Debt (as adjusted) to Pro Forma Adjusted EBITDA does not give pro forma effect to, or include any adjustment for, our pending acquisition of Dakota Growers.

(12)	At June 30, 2013, includes unamortized premium of $14.2 million.